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                                 PRESS RELEASE

                                                              December 6, 1993




              PEP BOYS TO REPURCHASE UP TO $75 MILLION OF STOCK;
              ANNOUNCES PLAN TO ESTABLISH EMPLOYEE BENEFIT TRUST


     Pep Boys - Manny, Moe & Jack (NYSE: "PBY"), the nation's leading automotive aftermarket retail and service chain announced that its Board of Directors today approved the repurchase of up to $75,000,000 worth of the company's common shares in the open market and its intention to establish a flexible employee benefit trust. Based upon Friday's closing price of $26.375, the company would repurchase approximately 2,844,000, or 4.7%, of its 60,987,000 outstanding shares.

     The repurchase shares will be held in the trust and will be used to finance various existing employee compensation and benefit plans, including healthcare programs, savings and retirement plans and other benefit obligations. The trust will allocate or sell the repurchased shares over the next fifteen years to fund these benefit programs. This transaction will enable Pep Boys to fund future employee benefit obligations at current stock prices. The shares will be repurchased from time to time depending upon market conditions.

     Mitchell G. Leibovitz, President & CEO, commented, "We believe that Pep Boys' long-term earnings growth and stock appreciation potential is significant, so the prospect of funding future employee benefit obligations at current stock prices should provide a substantial cash flow benefit to the company in the years ahead."

     The Board of Directors also approved a quarterly dividend of $.0375 per share which is payable on January 24, 1994, to holders of record on January 10, 1994.





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